UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2022

Bite Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-40055	85-3307316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 West Street, No. 28F New York, New York (Address of principal executive offices)	10004 (Zip Code)

(212) 608-2923 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock, par value $0.0001 per share and one-half of one warrant	BITE.U	The New York Stock Exchange

Common stock, par value $0.0001 per share	BITE	The New York Stock Exchange

Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	BITE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 15, 2022, the Company held a special of stockholders (the “special meeting”). On November 21, 2022, the record date for the special meeting, there were 25,640,000 shares of common stock outstanding and entitled to be voted at the special meeting, approximately 74.65% of which were represented in person or by proxy at the special meeting.

The final results for each of the matters submitted to a vote of the Company’s stockholders at the special meeting are as follows:

1. Extension Charter Amendment Proposal

The stockholders approved the proposal to amend (the “Extension Charter Amendment”) the Company’s Charter, in the form attached in the proxy statement as Annex A, to extend the date by which the Company has to consummate a business combination for up to an additional six months, from February 17, 2023 to up to August 17, 2023, or such earlier date as determined by the Board of Directors, provided that the sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension until August 17, 2023, unless the closing of the Company’s initial business combination shall have occurred, and permit holders of public shares to redeem their shares for their pro rata portion of the trust account. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES
18,923,762	214,770	776	0

2. Termination Charter Amendment Proposal

The stockholders approved the proposal to amend (the “Extension Charter Amendment”) the Company’s Charter, in the form attached in the proxy statement as Annex B, to (i) change the date by which the Company must consummate the initial business combination from February 17, 2023 to the time and date immediately following the filing of such amendment with the Secretary of State of the State of Delaware, or the Accelerated Termination Date, (ii) remove the Conversion Limitation (as defined in the amended and restated certificate of incorporation) to allow the Company to redeem public shares notwithstanding the fact that such redemption would result in the Company having net tangible assets of less than $5,000,001, and (iii) allow the Company to remove up to $100,000 of interest earned on the amount on deposit in the Trust Account prior to redeeming the public shares in connection with the special meeting in order to pay dissolution expenses. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES
18,970,865	166,855	1,588	0

3. Trust Amendment Proposal

The stockholders approved the proposal to amend the Investment Management Trust Agreement, dated February 11, 2021, by and between Continental Stock Transfer & Trust Company, as trustee, and the Company (the “Trust Agreement,” and together with the Charter Amendment, the “Extensions”), pursuant to an amendment in the form attached in the proxy statement as Annex C, to change the date on which the trustee must commence liquidation of the trust account established in connection with the initial public offering to the time and date immediately following the Accelerated Termination Date. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES
18,970,867	167,665	776	0

4. Director Proposal

The stockholders approved the proposal to elect one director, Alberto Ardura González, to serve as Class I director on the Company’s Board of Directors until his successors are elected and qualified. The voting results were as follows:

FOR	WITHHOLD
19,010,317	128,991

5. Auditor Proposal

The stockholders approved the proposal to ratify the selection by the Audit Committee of Marcum LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES
19,010,423	128,109	776	0

Item 8.01. Other Events.

In connection with the votes to approve the proposals above, the holders of 17,001,185 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.06 per share, for an aggregate redemption amount of approximately $171.03 million, leaving approximately $30.28 million in the trust account. The Company will issue a Current Report on Form 8-K to report its decision on whether or not to implement the Extension Charter Amendment Proposal, or the Termination Charter Amendment Proposal.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BITE Acquisition Corp.

By:	/s/ Axel Molet Warschawski
	Name:	Axel Molet Warschawski
	Title:	Chief Financial Officer

Date: December 16, 2022